Katharine Marshall
                                        Manager - Communications
                                        & Administrative Svcs.
IMMEDIATE RELEASE                       (610) 208-3034


          CARPENTER TECHNOLOGY ELECTS HERSHEY FOODS CEO TO BOARD


     Reading, PA (April 25, 1995) -- Carpenter Technology

Corporation (NYSE:CRS) today elected Kenneth L. Wolfe, chairman and chief executive officer of Hershey Foods Corporation, to its

Board of Directors, increasing the size of the Board to 14

members.

     Wolfe, 56, has risen through the management ranks at Hershey

Foods since joining the corporation in 1967.  He served in

various financial management positions -- including treasurer,

vice president of finance and administration for the Hershey

Chocolate Company, and senior vice president of finance and chief financial officer -- before being named president and chief

operating officer of Hershey Foods in 1985.  Last year, Wolfe was named chairman and CEO of the Hershey, Pa., chocolate,

confectionery product and pasta manufacturer.

     Wolfe has a bachelor's degree from Yale and an MBA from the

University of Pennsylvania.  He serves on various boards,

including:  Hershey Foods; Hershey Trust Co.; the Milton S.

Hershey School; The Pennsylvania State University Hershey Medical

Center; Bausch & Lomb, Inc.; The Business Roundtable; the Caron

Foundation; and Grocery Manufacturers of America, Inc.


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     Carpenter is a major producer of specialty steel long

products and high-performance alloys for aerospace, automotive,

electronics and other industries worldwide.  In fiscal year 1994

(ended June 30, 1994), the company had sales of $628.8 million.


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